Exhibit 10.14

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

ECHO/TMG HOLDINGS, LLC,

MOUNTAIN LOGISTICS, INC.
d/b/a TRANSPORTATION MANAGEMENT GROUP,

WALTER BUSTER SCHWAB,

AND

RYAN RENNE

i

4.27 Disclosure	24
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	24
5.1 Organization	24
5.2 Authorization	24
5.3 No Broker	24
5.4 Financial Solvency	25
5.5 Restricted Stock	25
ARTICLE VI PRE-CLOSING COVENANTS OF THE PARTIES	25
6.1 Conduct of the Business	25
6.2 Notices of Certain Events	26
6.3 Other Filings	26
6.4 Budget; Transition Plan	26
6.5 Non-Competition Agreements	27
6.6 Exclusivity	27
ARTICLE VII OTHER COVENANTS OF THE PARTIES	27
7.1 Confidential Information; Non-Competition	27
7.2 Publicity	28
7.3 Access to Records	28
7.4 Commercially Reasonable Efforts	28
ARTICLE VIII CONDITIONS TO CLOSING	29
8.1 Conditions to the Obligations of each Party	29
8.2 Conditions to the Obligations of the Purchaser	29
8.3 Conditions to the Obligations of the Seller	29
ARTICLE IX SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	30
9.1 Survival of Representations, Warranties and Covenants of Seller and Shareholders	30
9.2 Survival of Representations, Warranties and Covenants of the Purchaser	30
ARTICLE X INDEMNIFICATION	31
10.1 Indemnification by Seller and Shareholders	31
10.2 Indemnification by Purchaser	31
10.3 Computation of Losses	32
10.4 Claims for Indemnification	32
10.5 Right of Set-Off	33
10.6 Defense by the Indemnifying Party	33
10.7 Payment of Indemnification Obligation	33
10.8 Limitations	34
ARTICLE XI OTHER AGREEMENTS AND COVENANTS	34
11.1 Transfer Taxes	34
11.2 Required Consents	34
11.3 Post-Closing Access to Records/Cooperation	35
11.4 Bulk Sale Waiver and Indemnity	36
11.5 Use of the Seller’s Name	36
ARTICLE XII EMPLOYEE MATTERS	36
12.1 Offers of Employment	36
12.2 Liabilities	37
12.3 Severance	37
12.4 Accrued Vacation Time	37

ii

12.5 Employee Benefit Plans	37
ARTICLE XIII TERMINATION	37
13.1 Termination	37
13.2 Effect of Termination	38
ARTICLE XIV MISCELLANEOUS	38
14.1 Notices	38
14.2 Entire Agreement	39
14.3 Governing Law and Venue	40
14.4 Binding Effect	40
14.5 Counterparts	40
14.6 Further Assurances	40
14.7 Section Headings	40
14.8 Gender; Tense, Etc	40
14.9 Severability	41
14.10 No Third Party Rights	41
14.11 Expenses	41
14.12 Amendments; No Waivers	41
14.13 No Strict Construction	42
14.14 Guaranty	42

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of May 17, 2007, is made and entered into by and among Echo/TMG Holdings, LLC, a Delaware limited liability company (the “Purchaser”), Mountain Logistics, Inc., a Utah corporation doing business as Transportation Management Group (the “Seller”), and Walter Buster Schwab and Ryan Renne (collectively, the “Shareholders”), and solely with respect to the provisions of Section 14.14 herein, Echo Global Logistics, Inc., a Delaware corporation (“Echo”).

RECITALS

A.            WHEREAS, the Seller provides brokerage and third party logistics services in the commercial trucking market (the “Business”); and

B.            WHEREAS, the Shareholders own, and are the holders of, all of the issued and outstanding stock of the Seller (collectively, the “Shares”);

C.            WHEREAS, Purchaser is a wholly-owned subsidiary of Echo; and

D.            WHEREAS, the Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1             Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein set forth, at the Closing (as defined herein), Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from Seller, all of the Purchased Assets (as defined herein), free and clear of any and all Liens and Encumbrances (as defined herein).   The term “Purchased Assets” shall mean all of the right, title and interest in, to and under the assets, properties and business of Seller used or held for use in the conduct of or in connection with the Business, whether tangible or intangible, real, personal or mixed, and wherever located (but excluding the Retained Assets), as the same shall exist on the Closing Date, including, without limitation, the following:

(a)             Seller’s rights to the Leased Real Property (as defined in Section 4.18 below) and all other rights, if any, under the leases related thereto;

(b)             all tangible assets (“Tangible Personal Property”), including machinery, equipment, tools, appliances, furniture, office supplies, office equipment, fixtures, computers and printers, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description, which are used or useable in, or relating to, the Business, including, without limitation, those items listed on Schedule 1.1(b)(A) to this Agreement, and all leases or subleases of any such Tangible Personal Property as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property, including, without limitation, those leases and subleases listed on Schedule 1.1(b)(B) to this Agreement (the “Personal Property Leases”);

(c)             all inventories of Seller, including all inventories of raw materials, work-in-process, parts, supplies, samples and finished goods merchandise, wherever located;

(d)             all accounts receivable, notes, contract or other rights to payment for goods sold or services rendered (the “Accounts Receivable”);

(e)             all of Seller’s right, title and interest in, to or under the Contracts (as defined below), including but not limited to those Contracts (i) described on Schedule 4.11 or (ii) which relate to the Business and are not required to be listed on Schedule 4.11 in accordance with the provisions of Section 4.11 below (collectively, the “Assigned Contracts”);

(f)              all of Seller’s right, title and interest in, to or under any and all Intellectual Property (as defined in Section 4.9 below);

(g)             all Permits (as defined in Section 4.12 below) of Seller used in connection with, or otherwise related to, the Business to the extent transferable or assignable to Purchaser;

(h)             all Employee Benefit Plans listed on Schedule 1.1(h) to this Agreement (collectively, the “Transferred Plans”) and all assets held in Transferred Plans;

(i)              all books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, reference materials, price guides, business records (excluding tax returns, corporate minute books, stock ownership records and similar records relating to the organization, maintenance and existence of Seller as corporations), plans and other data relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business and that are owned by Seller (collectively, the “Records”); provided, however, that the Shareholders may retain copies of and have access to such Records as necessary to enable the Shareholders to fulfill their Tax filing, regulatory or statutory obligations after the Closing Date;

(j)              all prepaid expenses, deposits and advance payments of Seller relating to the Business and all rights of Seller to receive discounts, refunds, reimbursements, rebates, awards and the like;

(k)             Seller’s goodwill related to the Business;

(l)              all of Seller’s right, title and interest in any action, claim and cause of action or rights of recovery or set-off of every kind and character related to the Purchased Assets, including those arising under or pursuant to any warranty, guarantee or indemnity;

(m)            all deposits held by Seller with respect to services to be performed or products to be delivered after the Closing;

(n)             any cash and cash equivalents and marketable securities of Seller, together with Seller’s rights in and to any and all bank accounts;

(o)             all other properties, assets and rights of every kind, character or description which are owned or used by Seller in conducting its Business and that are not Retained Assets; and

(p)             all causes of action and rights of recovery with respect to any of the foregoing.

1.2             Retained Assets.  Notwithstanding anything in this Agreement to the contrary, Seller is retaining ownership and possession of, and Seller is not selling, transferring, conveying, assigning or delivering to Purchaser any right, title or interest of Seller in, to or under any of the following assets (the “Retained Assets”) of Seller: (a) any assets identified on Schedule 1.2(a) to this Agreement; (b) any Employee Benefit Plan that is not a Transferred Plan; (c) Tax records including tax returns, minute books and other documents of Seller relating to its maintenance and existence; (d) Tax refunds, assessments or charges due to Seller; (e) all of Seller’s right, title and interest in, to or under any Contract or Permit to the extent not assigned by Seller to Purchaser in accordance with the terms of this Agreement; (f) all of Seller’s right, title and interest in the policies of insurance maintained by Seller in connection with, or otherwise related to, the Business or its employees, together with all benefits, proceeds and premium prepayments or refunds payable or paid thereunder or with respect thereto, including but not limited to, proceeds of insurance policies that relate to claims based on events prior to the Closing; (g) all of Seller’s rights under this Agreement, including payments to be made to Seller hereunder, and any other agreement delivered in connection herewith; (h) all claims, rights or causes of action related to any Retained Asset or Retained Liability; and (i) the Seller’s bank accounts.

1.3             Assumed Liabilities.  As additional consideration for the purchase of the Purchased Assets, Purchaser shall, on the Closing Date, by its execution and delivery of the Assumption Agreement, assume and agree to pay, discharge, satisfy and perform only the following Liabilities (as defined in Section 4.6 hereof) of Seller relating to the Business (collectively, the “Assumed Liabilities”): (a) the Liabilities of Seller under the Assigned Contracts that by their terms are to be paid, discharged, satisfied or performed or completed at any time on and after the Closing Date (provided, however, Purchaser is not assuming any Liabilities of Seller in respect of a breach of or default under any assigned Contract that occurs prior to the Closing Date to the extent Seller knows of such default or breach as of the Closing Date and such default or breach is disclosed on Schedule 4.11 to this Agreement); (b) Seller’s Liabilities relating to the Business that are clearly set forth on Schedule 1.3 to this Agreement, but only to the extent of the monetary amount of such obligations or liabilities so reflected; (c) any Liabilities under or with respect to any Transferred Plan; (d) any Assumed Taxes; (e) all obligations of Seller under the Leased Real Property arising and to be performed only on or after the Closing Date; and (f) all obligations of Seller under the Personal Property Leases arising and to be performed only on or after the Closing Date.  For purposes of this Agreement, “Assumed Taxes” shall mean (i) real and personal property Taxes related to the Purchased Assets for periods (or portions thereof) ending at or before the Closing Date, to the extent that such Taxes are not yet due and payable at or before the Closing Date and are clearly set forth on Schedule 1.3 to this Agreement, and (ii) withholdings, payroll, employment, social security, or similar Taxes related to any Hired Employee for periods (or portions thereof) ending at or before the Closing Date to the extent such Taxes are not yet due and payable at or before the Closing Date and are clearly set forth on Schedule 1.3 to this Agreement.

1.4             Retained Liabilities.  All Liabilities other than the Assumed Liabilities shall remain Liabilities of Seller, and Purchaser shall not assume or pay any Liabilities (including any future legal actions) relating to or arising out of the ownership, conduct or operation of the Business or the Purchased Assets on or prior to the Closing Date or otherwise arising out of events occurring or conditions existing on or prior to the Closing Date, other than the Assumed Liabilities (the “Retained Liabilities”).  Except as otherwise expressly provided in Section 1.3 above, the Purchaser does not assume or agree to be liable for any Retained Liabilities, including without limitation, (i) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes related to the Retained Assets, the Business or any Hired Employee (other than the Assumed Taxes) for periods (or portions thereof) ending on or before the Closing Date, (ii) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for income Taxes or Taxes that are unrelated to the Purchased Assets, the Business or any Hired Employee (including without limitation, any sales Taxes payable with respect to accounts receivable collected by Seller prior to the Closing and not being acquired by Purchaser hereunder), (iv) any Liability under any Contract not assumed by the Purchaser under Section 1.3(a) above, (v) any Liability (including certain notes and accounts payable) listed on Schedule 1.3 under the heading “Liabilities not to be Assumed,” (vi) any Liability under or with respect to any Employee Benefit Plan that is not a Transferred Plan, (vii) any Liability arising out of any claim, cause of action, proceeding or other litigation (whether brought against Seller or Purchaser before or after the Closing) arising, in whole or in part, from the conduct of the business of Seller prior to or after the Closing, (viii) any costs and expenses incurred by Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein, (ix) any Liability of Seller to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, (x) any Liability of Seller to its current or former shareholders, (in their capacities as such as contrasted to their capacity as employees) or to any other affiliate of Seller, (xi) any Liability of Seller to the extent relating to any Retained Asset, (xii) any indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding accounts payable and accrued expenses incurred in the ordinary course of business), any obligations evidenced by notes, bonds, debentures or similar instruments, any capital lease obligations, any guarantees of such indebtedness or obligations, and any overdrafts or similar obligations, (xiii) any Liability of Seller for accrued dividends, interest and shareholder and employee bonuses, or (xiv) Seller’s obligations under this Agreement and any other agreement delivered in connection herewith.  Seller shall remain solely responsible for all Retained Liabilities.

1.5             Purchase Price.  The total purchase price for the Purchased Assets (the “Purchase Price”) shall be paid in such amount and at such times as follows:

(a)           the aggregate amount necessary to pay-off the lenders listed on Schedule 1.3 under the heading “Liabilities not to be Assumed” (collectively, the “Pay-Off Amount”), as evidenced by a pay-off letter from each such lender indicating that upon payment of a specified amount, such lender shall release its Liens and Encumbrances on, and agree to execute UCC Termination Statements and such other documents necessary to release of record its Liens and Encumbrances on, the assets and properties of Seller, to be paid in cash at Closing by wire transfer of immediately available funds to each such lender;

(b)           an amount equal to $4,250,000 less the Pay-Off Amount (the “Closing Date Purchase Price”), to be paid in cash at Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholders; plus

(c)           an additional amount up to $6,450,000, to be paid in cash pursuant to Section 1.6 hereof; plus

(d)           the issuance of 550,000 shares of Common Stock of Echo (the “Restricted Stock”) pursuant to Section 1.7 hereof.

1.6           Earn-Out.

(a)           For the purposes of this Section 1.6, the following terms shall have the meanings set forth below:

“Adjusted Gross Profit” shall mean (i) all revenues generated by Seller or the Business, which revenue is determined on an accrual basis in accordance with generally accepted accounting principles, consistently applied, less (ii) all Costs of Goods Sold related to such revenues, less (iii) any sales commissions paid by Seller or the Business with respect to such revenues.

“Costs of Goods Sold” shall mean all purchased transportation costs (including without limitation, fuel costs, accessorials and surcharges) incurred by Seller or the Business, determined in accordance with generally accepted accounting principles, consistently applied; provided, that commissions, salaries, employee benefits, travel, entertainment or other expenses incurred in promoting or selling products, general and administrative expenses, depreciation, amortization, corporate overhead or other inter-company charges among the Purchaser and its subsidiaries or affiliates, and expenses incurred in connection with the technology transition contemplated by Section 1.6(g) hereof shall not be included in Costs of Goods Sold.

“Cumulative Adjusted Gross Profit” shall mean Adjusted Gross Profit generated from the Closing Date through and including October 31, 2010.

“Earn-Out Period” shall mean the period beginning on the date of the execution of this Agreement and ending at the earliest to occur of (i) each of the payments payable by Purchaser to Seller pursuant to Sections 1.6(b), 1.6(c) and 1.6(d) shall have been paid and (ii) May 31, 2012.

(b)           Purchaser shall pay Seller up to $950,000, in cash, payable upon the achievement by Seller of Adjusted Gross Profit as follows:

(i)           Upon Adjusted Gross Profit equaling or exceeding $2,600,000 for the twelve (12) month period beginning June 1, 2007 and ending May 31, 2008, Purchaser shall pay Seller an amount equal to $250,000;

(ii)          Upon Adjusted Gross Profit equaling or exceeding $2,600,000 for the twelve (12) month period beginning June 1, 2008 and ending May 31, 2009, Purchaser shall pay Seller an amount equal to $350,000; and

(iii)         Upon Adjusted Gross Profit equaling or exceeding $2,600,000 for the twelve (12) month period beginning June 1, 2009 and ending May 31, 2010, Purchaser shall pay Seller an amount equal to $350,000.

(c)           Purchaser shall pay Seller up to $3,500,000, in cash, payable upon the achievement by Seller of Cumulative Adjusted Gross Profit as follows:

(i)           Upon Cumulative Adjusted Gross Profit equaling or exceeding $10,000,000 on or prior to May 31, 2010, Purchaser shall pay Seller an amount equal to $1,000,000;

(ii)          Upon Cumulative Adjusted Gross Profit equaling or exceeding $12,000,000 on or prior to May 31, 2010, Purchaser shall pay Seller an amount equal to $1,000,000; and

(iii)         Upon Cumulative Adjusted Gross Profit equaling or exceeding $15,000,000 on or prior to October 31, 2010, Purchaser shall pay Seller an amount equal to $1,500,000.

(d)           In addition to the payments, if any, pursuant to Sections 1.6(b) and 1.6(c), in the event that (i) the Adjusted Gross Profit equals or exceeds $8,300,000 for the twelve (12) month period beginning June 1, 2010 and ending May 31, 2011, Purchaser shall pay Seller an amount equal to $1,000,000, and (ii) the Adjusted Gross Profit equals or exceeds $8,300,000 for the twelve (12) month period beginning June 1, 2011 and ending May 31, 2012, Purchaser shall pay Seller an amount equal to $1,000,000.

(e)           Until the end of the Earn-Out Period, Purchaser shall maintain separate books and records of Seller, including but not limited to, separate quarterly profit and loss statements and balance sheets of Seller, so as to make calculation of Adjusted Gross Profit feasible and verifiable.  Within sixty (60) days after each anniversary of the Closing Date, Purchaser shall provide to the Seller a statement of the Adjusted Gross Profit for the applicable period (the “Earn-Out Statement”).  Purchaser shall provide to the Seller and his representatives copies of such records and work papers created in connection with preparation of the Earn-Out Statement which are reasonably required to support such Earn-Out Statement. Seller and its representatives shall have the right to inspect Purchaser’s books and records during business hours upon reasonable prior notice and solely for purposes reasonably related to the determination of Adjusted Gross Profit.  Upon receipt of each such Earn-Out Statement, Seller shall be entitled to object to the calculation of Adjusted Gross Profit by delivery to Purchaser of a notice of objections thereto (a “Notice of Objection”), in reasonable detail describing the nature of the disagreement asserted.  If Seller fails to deliver a Notice of Objection to Purchaser within twenty (20) days following receipt of the Earn-Out Statement, the determination of Adjusted Gross Profit by the Purchaser as set forth in the Earn-Out Statement shall be final and binding on the parties hereto.  If Seller and Purchaser are unable to reconcile their differences in writing within twenty (20) days after a Notice of Objection is delivered by Seller, the items in dispute shall be submitted to Crowe Chizek and Company LLP (the “Independent Accountants”).  The determination of Independent Accountants shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees, costs and expenses of such Independent Accountants shall be paid by the non-prevailing party.  The Independent Accountants shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as the Seller and Purchaser may agree) to resolve all items in dispute.  If Seller in its discretion gives written notification of its acceptance of an Earn-Out Statement prior to the end of such 30-day period, such Earn-Out Statement shall thereupon become binding, final and conclusive upon all the parties hereto.

(f)              Purchaser shall pay Seller the amount shown as due on the Earn-Out Statement within fifteen (15) days of a final determination that an Adjusted Gross Profit target has been achieved pursuant to Section 1.6(b), 1.6(c) or 1.6(d) by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.

(g)             Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in this Section 1.6, or as required by the Purchaser’s implied contractual covenant of good faith and fair dealing, this Agreement shall impose no restrictions on the operation of the Business or Seller by the Purchaser following the Closing or on the operations, business or activities of the Purchaser following the Closing; provided, however, that in the event that Purchaser acts in an arbitrary or commercially unreasonable manner in the conduct or operation of the Business that is reasonably likely to materially interfere with the achievement by the Companies of the earn-out targets set forth in Sections 1.6(b), 1.6(c) and 1.6(d), Seller and Purchaser shall use good faith efforts to make an equitable adjustment to the applicable earn-out targets to compensate for the adverse effect of such action(s) on the achievement by Seller of such earn-out targets.  In the event Purchaser and Seller cannot agree on such equitable adjustment within thirty (30) days, the Independent Accountants will receive the items or amounts in dispute and compute such adjustment.  Such determination shall be made in writing within thirty (30) days after the date on which the Independent Accountants begin their review and shall be conclusive and binding on the parties.  The fees, costs and expenses of the Independent Accountants shall be paid by the party whose calculation of the equitable adjustment is further from the Independent Accountants’ calculation.  Without limiting the foregoing, Seller acknowledges and agrees that after the Closing, (i) Purchaser may operate the Business under the name “Echo Global,” (ii) all financial statements, billing matters, payment of accounts payables, collections of accounts receivables, bank accounts, credit facilities and other financial operations or activities of the Business will be consolidated with the Purchaser, (iii) Seller will transition to using the Purchaser’s operational and financial technology, and in connection with such transition, Purchaser shall use its commercially reasonable efforts to insure that no material deterioration in the timeliness and accuracy of order processing, job tracking, billing, collections or the availability of budgeted operating capital results from such transition, and (iv) the Purchaser may, in its sole discretion, dissolve or terminate Seller and operate the Business as a division of the Purchaser.

1.7           Restricted Stock; Escrow.  In connection with the issuance of the Restricted Stock to Seller, Echo and Seller shall enter into a Restricted Stock Agreement in the form attached hereto as Exhibit A (the “Restricted Stock Agreement”).  To secure the obligations of Seller and the Shareholders under Article X hereof, the Restricted Stock shall be issued to Seller and the stock certificates evidencing such Restricted Stock, together with the Restricted Stock Agreement, the Voting Agreement Joinder and the Co-Sale Agreement Joinder (collectively, the “Escrow Property”), shall be held by Purchaser in escrow for a period of eighteen (18) months after the Closing Date.  The Escrow Property shall be released by Purchaser to Seller, less an amount (based on the fair market value of the Restricted Stock as of the date of this Agreement) equal to any Losses incurred or suffered by Purchaser for which Purchaser is entitled to indemnification under Article X.  The parties acknowledge and agree that the fair market value of the Restricted Stock as of the date of this Agreement is equal to $1.28 per share.  Purchaser shall release to Seller the Escrow Property (or the portion thereof as shall be due and payable to Seller) upon the later of (i) the date which is eighteen (18) months after the Closing Date and (ii) the final resolution of any claim for indemnification by Purchaser under Article X which had been made by Purchaser prior to the date which is eighteen (18) months after the Closing Date.  Any investment earnings (including cash or stock dividends) on the Escrow Property shall be added to and become a part of the Escrow Property.  All income earned on property (whether or not distributed) shall be taxable to Seller, and Purchaser shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any amounts held in the Escrow Property against Seller.

1.8           Allocation of Purchase Price.  The Purchase Price (and all relevant Assumed Liabilities and other relevant items) shall be allocated among the Purchased Assets and the Restrictive Covenants set forth in Section 7.1 below (the “Purchase Price Allocation”) in accordance with Schedule 1.8 to this Agreement.  The Purchase Price Allocation shall be prepared in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the methodology set forth on Schedule 1.8 to this Agreement.  The parties shall make consistent use of the allocation, fair market value and useful lives specified on Schedule 1.8 to this Agreement for all Tax reporting purposes and agree to report the transactions in accordance with the Purchase Price Allocation.

ARTICLE II
CLOSING

2.1           Time and Place.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois at 10:00 a.m. local time on or before May 31, 2007, or at such other time and place as Purchaser and Seller mutually agree (the “Closing Date”).

2.2           Transactions at the Closing.  At the Closing, the parties shall take the following actions, which shall be deemed to occur simultaneously at the Closing:

(a)           Purchaser shall take the following actions:

(i)            deliver to Seller the Closing Date Purchase Price by means of wire transfer of immediately available funds into one or more bank accounts designated in writing by the Seller to Purchaser prior to the Closing Date; and

(ii)           deliver to Seller the following:

(A)          an Assumption Agreement, in substantially the form attached hereto as Exhibit B, duly executed by Purchaser and reflecting the assumption of the Assumed Liabilities;

(B)           a copy of the resolutions duly adopted by the Board of Directors of Echo, as the sole member of Purchaser, certified by the Secretary thereof, authorizing the execution, delivery and performance of this Agreement by Purchaser and the issuance and delivery of the Restricted Stock by Echo;

(C)           a certificate of an officer of the Purchaser as to the incumbency of the officers authorized to execute this Agreement on behalf of the Purchaser;

(D)          a certificate from the Secretary of State of the State of Delaware as to the good standing of the Purchaser;

(E)           the certificate required to be delivered pursuant to Section 8.3(a);

(F)           an employment agreement between the Purchaser and Walter Buster Schwab, in substantially the form attached hereto as Exhibit C (the “Schwab Employment Agreement”);

(G)           an employment agreement between the Purchaser and Ryan Renne, in substantially the form attached hereto as Exhibit D (the “Renne Employment Agreement” and together with the Schwab Employment Agreement, the “Employment Agreements”); and

(H)          such other documents or certificates as are deemed reasonably necessary by Seller and its counsel.

(b)           Seller shall deliver to Purchaser the following:

(i)            a Bill of Sale and Assignment Agreement, in substantially the form attached hereto as Exhibit E, duly executed by Seller;

(ii)           a copy of the resolutions duly adopted by Seller, certified by the Secretary thereof, authorizing the execution, delivery and performance of this Agreement;

(iii)          a certificate of an officer of Seller as to the incumbency of its officers authorized to execute this Agreement on behalf of Seller;

(iv)          a certificate from the Secretary of State of the State of Utah as to the good standing of Seller;

(v)           the certificate required to be delivered pursuant to Section 8.2(a);

(vi)          each of the consents required to be obtained from third parties as identified under Section 4.4 of this Agreement;

(vii)         each of the Employment Agreements;

(viii)        a joinder or other instrument of accession to the Voting Agreement of Echo (the “Voting Agreement Joinder”);

(ix)           a joinder or other instrument of accession to the Co-Sale Agreement of Echo (the “Co-Sale Agreement Joinder”);

(x)            copies of the non-competition agreements required to be delivered pursuant to Section 6.5;

(xi)           an opinion of Hitchcock, Bowman & Schachter, counsel for the Seller and the Shareholders, dated the Closing Date and substantially in the form attached hereto as Exhibit F;

(xii)          A certificate, duly completed and executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(xiii)         such other documents or certificates as are deemed reasonably necessary by the Purchaser and its counsel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders hereby, severally and not jointly, represents and warrants to the Purchaser as follows:

3.1             Title.  Such Shareholder has good and marketable title to the Shares owned by such Shareholder.  Such Shares are free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Liens and Encumbrances”).

3.2             Enforceability.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which such Shareholder is a party constitute the valid and legally binding obligations of such Shareholder, enforceable against him in accordance with their respective terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally).  The execution, delivery and performance by such Shareholder of this Agreement and the agreements provided for herein, and the consummation by such Shareholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to such Shareholder, (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to such Shareholder, or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of such Shareholder pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which such Shareholder is a party or by which he is or may be bound.

3.3             No Brokers.  No broker, finder, agent or similar intermediary has acted for or on behalf of such Shareholder in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with such Shareholder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Each of Seller and the Shareholders, jointly and severally, hereby represents and warrants to the Purchaser as follows:

4.1             Organization.  Seller is a corporation duly organized, validly existing and in good standing under the corporation laws of the State of Utah, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.  Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Seller or its business, properties, assets or condition.  A list of the jurisdictions where Seller is so qualified is set forth on Schedule 4.1.

4.2             No Subsidiaries.   Except as set forth on Schedule 4.2, Seller has no subsidiaries and has not made any advance to, or investment in, any securities of, or acquired any other equity interest in, any business entity, enterprise or organization, public or private.

4.3             Capitalization.  The Shares constitute all of the issued and outstanding shares of capital stock of Seller and are owned and held of record by the Shareholders, free and clear of all Liens or Encumbrances.  All of the Shares have been, and on the Closing Date will be, duly and validly issued and are, or will be on such date, fully paid.  There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from Seller any securities of Seller, (ii) any securities convertible into or exchangeable for securities of Seller, or (iii) any other commitments of any kind for the issuance of securities of Seller or options, warrants or other securities of Seller.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Seller.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock or equity securities of Seller.  Except as set forth on Schedule 4.3, as of the Closing, Seller does not have any outstanding indebtedness to any lender for borrowed money.

4.4             Authorization; Consents.  The execution and delivery by Seller of this Agreement and the agreements provided for herein, and the consummation by Seller of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate or limited liability company action, as applicable.  This Agreement has been duly executed by Seller.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally).  The execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation by Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Seller, (b) violate the provisions of the Articles of Incorporation or Bylaws of Seller, as applicable, (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Seller, or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Seller pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which Seller is or may be bound, except as set forth on Schedule 4.4.  Except as set forth on Schedule 4.4, no filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority or other person is required to be made or obtained by Seller or any Shareholder in connection with the consummation by Seller or any Shareholder of the transactions contemplated by this Agreement or by any other agreement delivered in connection herewith by Seller or any Shareholder.

4.5             Financial Statements.  Seller has delivered to Purchaser the unaudited financial statements of Seller as of December 31, 2006 and December 31, 2005, and the related statements of income and cash flow for the fiscal years then ended (collectively, the “Year End Financial Statements”) and the unaudited balance sheet of Seller (the “Current Balance Sheet”) as of April 30, 2007 (the “Current Balance Sheet Date”) and the related statement of income and cash flow of Seller for the two-month period then ended (collectively, the “Current Financial Statements”).  The Year End Financial Statements and the Current Financial Statements are herein collectively referred to as the “Financial Statements.”  The Financial Statements have been prepared in accordance with GAAP applied consistent with past practices, are complete and correct in all material respects and present fairly as of their respective dates the financial condition, retained earnings, cash flows and the results of operations of the Companies’ business for the periods indicated, except, in the case of the Current Financial Statements, for year-end adjustments and the failure to include footnotes and approvals of third parties that are required in connection with the consummation by the Companies of the transactions contemplated by this Agreement.

4.6             Absence of Undisclosed Liabilities.  Seller has no debts, liabilities or obligations of any nature, whether accrued, secured, unsecured, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise (collectively, “Liabilities”), except and to the extent (i) clearly and accurately reflected and accrued for or fully reserved against in the Current Balance Sheet, (ii) incurred in the ordinary course of business since December 31, 2006 (but not obligations or liabilities that result from, arise out of or are attributable to, any breach of such Contract if such breach occurred prior to the Closing and Seller is aware of such breach and have disclosed such breach on Schedule 4.4), and (iii) set forth on Schedule 4.6.

4.7             Litigation.  Except as set forth on Schedule 4.7, (a) there is no action, suit, claim, proceeding or investigation to which Seller is a party pending or, to the Seller’s Knowledge, threatened before any court or governmental agency, authority, body or arbitrator, (b) Seller has not been permanently or temporarily enjoined by any order, writ, injunction, judgment or decree of any court or governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the Business or the assets or properties of Seller, and (c) there is not in existence on the date hereof any order, writ, injunction, judgment or decree of any court, tribunal or agency relating in any way to Seller or enjoining or requiring Seller to take any action of any kind with respect to the Business or its assets or properties.  There is no action, suit, claim, proceeding or investigation by Seller currently pending or that Seller intends to initiate relating in any way to Seller or the Business.  For purposes of this Agreement, “Knowledge” or words of similar import shall mean the facts or other information that are actually known by Seller or the Shareholders and that Seller or any Shareholder should be reasonably expected to know after due inquiry as of the date of this Agreement.

4.8             Insurance.  Schedule 4.8 sets forth a list of all insurance policies maintained by Seller, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims under such Insurance Policies since January 1, 2006 in excess of $10,000.  Each Insurance Policy is in good standing, valid and subsisting, and in full force and effect in accordance with its terms and, collectively, such Insurance Policies are reasonably adequate and customary for the conduct of the Business.  All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.  Seller not has received any notice or other communication from any issuer of the Insurance Policies since January 1, 2006 validly canceling or amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, and, to the Seller’s Knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

4.9             Intellectual Property.  Schedule 4.9 sets forth an accurate and complete list of all Intellectual Property.  Except as otherwise disclosed in Schedule 4.9:  (i) Seller is the owner of all right, title and interest in and to its Intellectual Property (excluding any Intellectual Property which Seller licenses or otherwise has rights to use) free and clear of all Liens and Encumbrances; (ii) Seller has the right and authority to use its Intellectual Property in connection with the conduct of its business in the manner presently conducted; and (iii) Seller has not received written notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding against Seller that any of Seller’s operations, activities, products, services or publications infringes any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others.  The term “Intellectual Property” means all intellectual property owned or licensed by, or used in the business of, Seller, including (i) all registered and unregistered trade names, trade marks, logos, service marks and trade mark and service mark applications, together with all goodwill associated with any of the foregoing and all registrations and applications therefore, (ii) all patents, patent applications and inventions and discoveries that may be patentable, (iii) all registered and unregistered copyrights in both published and unpublished works and applications for registration thereof, (iv) all know-how, trade secrets, or confidential or proprietary information, customer and supplier lists and information, software (other than commercially available, off-the-shelf software), process technology, technical information, drawings and plans, financial, marketing and business data, pricing and cost information, and business and marketing plans, and (v) all rights in internet web sites or protocol addresses, internet domain names and registration rights, uniform resource locators, and related security passwords or codes.

4.10           Tax Matters.  Seller has complied in all material respects with all laws relating to Taxes and has timely filed or caused to be timely filed all returns, statements, schedules, reports, and other information required to be filed with any governmental authority or third party (collectively, “Tax Returns”) with respect to any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any governmental or taxing authority, or any interest, penalties, additions to tax or other additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any governmental or taxing authority (collectively, “Taxes”).  All such Tax Returns were true, correct and complete in all material respects.  All Taxes of Seller due and payable (whether or not shown as due on a Tax return) have been paid.  There are no unpaid assessments for additional Taxes of Seller for any period, and to the Knowledge of Seller, there is no basis therefor.  There are no liens for Taxes on any assets of Seller, other than liens for Taxes not yet due and payable.  Seller has (i) withheld all required amounts from its employees, agents, contractors, nonresidents, and other persons and remitted such amounts to the proper agencies in accordance with all applicable laws; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other applicable federal, state, local or foreign laws) as in effect for the applicable year.  No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending, or to the Knowledge of Seller, threatened with regard to any Taxes or Tax Returns of Seller.  Seller has duly elected to be treated as an S corporation pursuant to Code section 1362(a) and the laws of each State in which Seller conducts business, effective as of its date of incorporation.  This election is currently effective.   No event has occurred (or fact has existed) that would cause Seller not to initially qualify as an S corporation under Code section 1361(a) or which would terminate Seller’s S corporation status (other than the transaction contemplated by this Agreement).  No taxing authority has challenged the effectiveness of this election.  Seller has not incurred (and has no potential for) any liability for income Taxes (including, without limitation, under Code section 1374) on the sale or other disposition of its assets (whether actual or deemed).  There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Seller that, individually or collectively, could give rise to a payment by Purchaser (or the provision by Seller of any other benefit such as accelerated vesting) that would not be deductible by reason of Code section 280G or subject to an excise tax under Code section 4999.  Seller has no indemnity obligation for any excise taxes imposed under Code section 4999.

4.11           Contracts; No Defaults.

(a)             Schedule 4.11 contains a true, complete and correct list of the following contracts and agreements, whether written or oral (collectively, the “Contracts”):

(i)            all agreements relating to the acquisition or divestiture of capital stock or other equity securities, assets or business of any person or entity;

(ii)           all agreements for the employment of any officer, individual employee or other person on a full-time or consulting basis (other than contracts for at will employment that are not in writing);

(iii)          all loan agreements, promissory notes, indentures, mortgages and guarantees to which Seller is a party or by which Seller is bound;

(iv)          all pledges, conditional sale or title retention agreements, security agreements (including but not limited to maintenance agreements), equipment leases and other equipment obligations, other personal property leases and lease purchase agreements to which Seller is a party or by which Seller or any of its property is bound, and all leases of personal property, whether operating, capital or otherwise, under which Seller is lessor or lessee;

(v)           all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which Seller is a party or by which Seller or any of its property is bound which either (1) involve payments or receipts by Seller of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto, other than for purchases or sales of inventory in the ordinary course of Seller’s business, or (2) may adversely effect the condition (financial or otherwise) or the properties, assets, business or prospects of Seller;

(vi)          all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee unit option or unit purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Seller is a party;

(vii)         all agency, distributor, sales representative, franchise or similar agreements to which Seller is a party;

(viii)        all contracts, agreements or other understandings or arrangements between Seller and any of its affiliates (as such term is defined in the Securities Act of 1933, as amended, and the regulations promulgated thereunder);

(ix)           all Leases to which Seller is a party; and

(x)            all agreements or contracts entered into outside the ordinary course of Seller’s business and any other material agreements or contracts entered into by Seller.

(b)             Except as set forth on Schedule 4.11:

(i)            each Contract is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally);

(ii)           Seller has fulfilled all obligations required pursuant to the Contracts to have been performed by Seller on its part prior to the date hereof;

(iii)          Seller is not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

(iv)          to the Knowledge of Seller, no other party to any Contract has breached in any material respect any provision or is in material default under any Contract; and

(v)           no consent, authorization or approval is required under any Contract in connection with the consummation of the transactions contemplated by this Agreement.

(c)           Except as set forth on Schedule 4.4 or Schedule 4.11, the continuation, validity and effectiveness of each Contract will not be affected by the consummation of the transactions contemplated hereunder.  Except as set forth on Schedule 4.11, there are no pending renegotiations of any of the Contracts and Seller not has received written notice from, and Seller has no Knowledge that a party to any Contract intends to, terminate, cancel or materially change the terms of, any such Contract.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) to any stockholder, director, manager, member or employee of Seller from Seller becoming due, materially increasing or accelerating.

4.12         Licenses and Permits; Compliance with Laws.  Schedule 4.12 sets forth a complete and correct list of all licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other governmental authorizations held by Seller as of the date hereof relating to the Business (collectively, “Permits”).  Such Permits (or, if renewed after the date hereof, such renewals) are valid and in effect and Seller has not received any written notice that any governmental authority intends to cancel, terminate or not renew any of the same.  Seller holds and is in compliance in all material respects with all Permits necessary for the ownership and use of its assets or properties and the operation of the Business as presently conducted.  No such Permit is subject to termination or modification as a result of the transactions contemplated hereby and except as set forth on Schedule 4.12, no filings, consents or approvals are necessary to assign or transfer any of such Permits to Purchaser and all of such Permits will be in full force and effect following consummation of the transactions contemplated hereby.  The Business as conducted on the date hereof is in compliance in all material respects with all applicable federal, state, local and all other applicable laws, regulations, ordinances or orders.  Seller has not received any notice or other communication from any governmental authority, agency or body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law.

4.13           Employee Relations.

(a)             Seller is in compliance in all material respects with all federal, state and municipal laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes, except where the failure to so comply or where such practice or such arrears would not have a material adverse effect on Seller or its business, properties, assets or condition.  None of the employees of Seller are represented by a union and there have been no union organizing efforts conducted at Seller and none are now being conducted.  Seller has not had at any time, nor, to the Seller’s Knowledge, is there now threatened, any strike or other labor trouble.

(b)             Schedule 4.13 sets forth a true and complete list, as of May 1, 2007, of the names, base compensation, and any bonus, commission or other compensation arrangements, whether oral or written, of all of the employees and independent contractors of Seller who perform services for or in connection with Seller’s business.  Except as listed on Schedule 4.13, Seller has not entered into any agreements or arrangements with any officers, directors, and employees of Seller that have not been fully performed as of the Closing Date.  To Seller’s Knowledge, each employee and independent contractor of Seller is currently deploying all of his or her business time to the conduct of the business of Seller, and no employee or independent contractor of Seller has any intention to terminate his or her employment or relationship with Seller or to change his or her work schedule in any material respect, either as a result of the transactions contemplated by this Agreement or otherwise.

4.14           Employee Benefit Plans.

(a)             Schedule 4.14 sets forth a true and complete list as of the date hereof of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained, or contributed to, by Seller or to which Seller may have any liability, including contingent liability by reason of being (or having been) a part of a controlled group of companies under Code Section 414(b), (c), (m) or (o) (each other company hereinafter referred to as an “ERISA Affiliate”) (the “Employee Benefit Plans”).

(b)             With respect to each Employee Benefit Plan, Seller has heretofore delivered or made available to Purchaser a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, trustee report, audit report, or actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service (“IRS”), if any.  Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has Seller undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(c)             No Employee Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or a plan that is subject to Title IV of ERISA or the funding provision of Section 412 of the Code.

(d)             Neither Seller nor any ERISA Affiliate has (a) at any time contributed to or been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined in Section 4063 of ERISA), or (b) incurred any withdrawal liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan that has not been satisfied in full.

(e)             Each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

(f)              No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), or (3) deferred compensation benefits accrued as liabilities on the books of Seller.

(g)             Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative rules and regulations of any governmental entity, including, but not limited to, ERISA and the Code.  All contributions or other amounts payable by Seller as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years will have been paid or accrued by such time in accordance with GAAP.

(h)             With respect to each Employee Benefit Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and which could reasonably give rise to any liability, claim or other proceeding against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets of any such Employee Benefit Plan.

(i)              Each Employee Benefit Plan that is a Transferred Plan may be amended, terminated, modified or otherwise revised on and after the Closing, without further material liability to Purchaser (excluding ordinary administrative expenses and routine claims for benefit plans).

(j)              The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller to severance pay, unemployment compensation or any other payment except as set forth on Schedule 4.14, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

4.15           Obligations to Related Parties.  Except as set forth on Schedule 4.15, (i) Seller is not indebted, directly or indirectly, to any person who is a shareholder, member, manager, director, officer or employee of Seller or any affiliate of any such person in any amount whatsoever other than for salaries and bonuses set forth on Schedule 4.15 for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such shareholder, member, manager, director, officer or employee is indebted to Seller, except for advances made to employees of Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor, (ii) none of the shareholders, members, managers, directors, officers or employees of Seller, or any members of their immediate families, are indebted to Seller or have any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation which competes with Seller, except that managers, members, officers, directors and/or stockholders of Seller may own stock in publicly traded companies which may compete with Seller, and (iii) no shareholder, member, manager, director, officer or employee of Seller, or any member of their immediate families, is, directly or indirectly, interested in any Contract with Seller (other than employment agreements).

4.16           Powers of Attorney and Suretyships.  Except as set forth on Schedule 4.16, Seller does not have any powers of attorney outstanding and has no obligation or liability as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or business entity, except as endorser to makers of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

4.17           Title and Condition of Purchased Assets.  Except as set forth on Schedule 4.17, Seller has valid title to, and are the lawful owners of, all of the Purchased Assets, free and clear of all Liens and Encumbrances, other than statutory liens.  There are no agreements with, options, commitments or rights in favor of any person to directly or indirectly acquire the Business or any interest therein or any tangible properties or assets of Seller other than in the ordinary course of business consistent with past practices.  All of the rights, properties and assets utilized or required in connection with owning and operating the Business (other than the Retained Assets) are either owned by Seller and included in the Purchased Assets or licensed or leased to Seller under one of the Assigned Contracts.  No assets, properties or rights used by Seller are held in the name or in the possession of any person or entity other than Seller.  All tangible assets and properties included in the Purchased Assets, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear).

4.18           Real Property.

(a)             Except as set forth in Schedule 4.18, Seller does not own, operate, manage, or possess any real property or any interest therein.

(b)             All real property leases and subleases as to which Seller is a party and any amendments or modifications thereof are listed in Schedule 4.18 (each a “Lease” and collectively, the “Leases”).  Schedule 4.18 indicates each real property (the “Leased Real Property”) of which Seller is the tenant or subtenant.   The Leased Real Property Leased constitutes all of the facilities used or occupied by Seller in connection with the Business.  The Leases are valid, in full force and effect and enforceable (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally).  With respect to the Leased Real Property:  (i) Seller has all easements and rights necessary to conduct the Business in a manner consistent with past practices; (ii) no portion thereof is subject to any pending or, to the knowledge of the Seller, threatened condemnation proceeding or proceeding by any governmental authority; (iii) the buildings, plants, improvements and structures, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear, and are not in compliance, in all material respects, with all zoning or other applicable federal, state or local laws or regulations; (iv) Seller has not received notice, and the Seller has no Knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (v) Seller has not received notice, and the Seller has no Knowledge, of any outstanding options or rights of first refusal to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) Seller has not received notice, and the Seller has no Knowledge, of any parties (other than Seller) in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled and Seller enjoy peaceful and undisturbed possession under all leases for Leased Real Property; (vii) the Leased Real Property

is supplied with utilities and other services necessary for the operation of the Business in a manner consistent with past practices; and (viii) each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, appurtenant easement which benefits the parcel of Leased Real Property.

4.19           Environmental Matters.

(a)             To the Seller’s Knowledge (without independent investigation or inquiry), Seller has complied and is in compliance with all applicable Environmental Laws, except for such noncompliance as could not reasonably be expected to have a material adverse effect on the assets or business of Seller, and Seller has not received written notice, report, communication or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any applicable Environmental Laws in connection with Seller activities.

(b)             Seller does not now, and in the past Seller has never did, in violation of Environmental Laws, maintain, store, use, generate, treat, release, dispose (or cause to be disposed) of Hazardous Substances in, at, under, upon or from any real property at any time owned, leased, operated or controlled by Seller, including, without limitation, the real property subject to the Leases, except for such noncompliance as could not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, properties, assets or condition of Seller.

(c)             Seller is not subject to, nor has it received any written notice of, any private, administrative or judicial action, or an intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Substances in, at, under or upon the real property subject to the Leases in connection with Seller activities, and there are no pending or, to the Seller’s Knowledge (without independent investigation or inquiry), threatened actions or proceedings (or notices or potential actions or proceedings) against Seller from any Governmental Authority regarding any matter relating to any Environmental Laws.

For the purposes of this Agreement, “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, ordinances, requirements and common law relating to public health and safety, worker health and safety and pollution and protection of the environment pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (ii) air, water and noise pollution, (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (v) the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species, (vi) storage tanks, vessels and containers, (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (viii) health and safety of employees and other persons, and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. §9601 et seq.,

the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., and the Occupational Safety and Health Act, 42 U.S.C. §1891 et seq., all as in effect as of the date hereof, and any regulations, rules, ordinances adopted or publications promulgated pursuant thereto.  “Hazardous Substances” means (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar import as defined under any Environmental Laws other than customary office equipment and cleaning supplies, (ii) petroleum, including without limitation, crude oil or any fraction thereof, (iii) any radioactive material, (iv) asbestos in any form or condition, and (v) polychlorinated byphenyls (“PCBs”) or PCB-containing materials.  “Governmental Authority” means any governmental agency, department, bureau, commission or similar body.

4.20           Absence of Certain Changes.  Except as set forth on Schedule 4.20 and except as required by this Agreement, since the Current Balance Sheet Date, there has not been any:

(a)             incident of damage, destruction or loss of any property owned by Seller or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $50,000;

(b)             voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by Seller of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $50,000 in the aggregate), except the sale of inventory and collection of accounts in the ordinary course of business consistent with past custom and practices;

(c)             material loan or advance by Seller to any person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practices;

(d)             declaration, setting aside, or payment of any dividend or other distribution in respect of Seller’s equity interests or any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any affiliate of Seller;

(e)             issuance by Seller of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

(f)              cancellation, waiver or release by Seller of any material debts, rights or claims, except in the ordinary course of business consistent with past practices;

(g)             change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by Seller;

(h)             capital expenditures or commitments therefor by Seller in excess of $50,000 individually; or

(i)              adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan, or payment of any bonus or profit sharing payments in each case except in the ordinary course of business consistent with past practices or as required by applicable law.

4.21           Customers.  The customer list set forth on Schedule 4.21 represents a true, complete and correct list of the top twenty (20) customers of Seller that generated revenues in 2006, together with revenues generated during that period from such customer.  To the Knowledge of Seller, except as set forth on Schedule 4.21, there are no material outstanding disputes with any customer included on the customer list, and no such customer has terminated or materially altered its relationship with Seller or has stated its intention not to continue to do business with Seller or to terminate or materially alter its relationship with Seller.

4.22           Vendors.  The vendor list set forth on Schedule 4.22 represents a true, complete and correct list of the top twenty (20) vendors to which Seller made payments during 2006.  To the Knowledge of Seller, except as set forth on Schedule 4.22, there are no material outstanding disputes with any such vendor included on Schedule 4.22, and no such vendor has terminated or materially altered its relationship with Seller or has stated its intention not to continue to do business with Seller or to terminate or materially alter its relationship with Seller.

4.23           Accounts Receivable.  Attached as Schedule 4.23 is a true, correct and complete list of all accounts receivable of Seller as of the Closing Date (the “Accounts Receivable”).  All accounts receivable of Seller are collectible at the aggregate recorded amounts thereof in the ordinary course of Seller’s business, and are not subject to any offsets, defenses or counterclaims.

4.24           Accounts Payable.  Attached as Schedule 4.24 is a true, correct and complete list of all accounts payable of Seller as of the Closing Date.  All accounts payable of Seller as of the date hereof arose in the ordinary course of business and none is delinquent or past due.  Seller has disclosed to Purchaser in writing any objections, defenses or setoff rights to the accounts payable of Seller.  The accounts payable have been calculated in accordance with generally accepted accounting principles consistently applied.

4.25           Certain Payments.  During the last three years, neither Seller, nor any director, officer, member, manager, agent, or employee of Seller or any other person associated with or acting for or on behalf of Seller, has directly or indirectly, with respect to the Business (a) made any bribes, payoffs or kickbacks, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, or (b) established or maintained any material fund or asset that has not been recorded in the books and records of Seller, provided that the foregoing shall not be applicable or relate to gifts, entertainment, travel, lodging and similar benefits afforded to representatives of customers, vendors and suppliers and others in accordance with industry practices.

4.26           No Brokers.  No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller.

4.27           Disclosure.  No representation or warranty by Seller in this Agreement contains or will contain any untrue statement of a fact, or omits to state a material fact, necessary in order to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Seller and the Shareholders as follows:

5.1             Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the limited liability company laws of the State of Delaware, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

5.2             Authorization.  The execution and delivery by the Purchaser of this Agreement and the agreements provided for herein, and the consummation by the Purchaser of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate and stockholder action.  This Agreement has been duly executed by the Purchaser.  This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Purchaser is a party constitute the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally).  The execution, delivery and performance by the Purchaser of this Agreement and the agreements provided for herein, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Purchaser, (b) violate the provisions of the charter or bylaws of the Purchaser, (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Purchaser, or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Purchaser pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is or may be bound, except as set forth on Schedule 5.2.  Schedule 5.2 sets forth a list of all consents and approvals of third parties that are required in connection with the consummation by the Purchaser of the transactions contemplated by this Agreement.

5.3             No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Purchaser.

5.4             Financial Solvency.  The Purchaser has the financial capacity to perform all of its obligations hereunder.  The Purchaser is not insolvent as of the date hereof and will not be rendered insolvent in connection with the consummation of the transactions contemplated hereunder, after giving effect to all financing arrangements contemplated by the Purchaser in connection with the transactions contemplated hereunder.  The Purchaser will be able to meet all of its debts, including the liabilities assumed hereunder, as they become due and payable.  The Purchaser confirms that it is its present intention (i) to pay bona fide creditors of Seller as they become due in the ordinary course and (ii) not to render the Purchaser insolvent by granting any security interest over the assets or the business of Seller.

5.5             Restricted Stock.  Upon issuance, the Seller will acquire good and marketable title to the Restricted Stock, free and clear of all Liens and Encumbrances, subject to the restrictions on transfer imposed by the Restricted Stock Agreement, the Voting Agreement Joinder, the Co-Sale Agreement Joinder or applicable securities laws and regulations.

ARTICLE VI
PRE-CLOSING COVENANTS OF THE PARTIES

Prior to the Closing, the parties hereto covenant and agree as follows:

6.1             Conduct of the Business.

(a)             From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practices and shall use commercially reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers, employees and independent contractors and preserve the goodwill, reputation and present relationships of the Business with suppliers, customers, licensors and others having business relations with Seller.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

(i)           adopt or propose any change in its Articles of Incorporation or Bylaws;

(ii)          merge or consolidate with any other entity;

(iii)         sell, lease, license, encumber or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practices;

(iv)         except for salary increases or the introduction of new or modifications to employee benefit arrangements consistent with the ordinary course of business, (A) materially increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees or independent contractors, (B) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees or independent contractors, (C) amend or enter into a new Employee Plan (except as required by law), or (iv) make or agree to make any bonus or profit sharing payments to any employee or independent contractor;

(v)             issue any capital stock or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such capital stock, equity interests, or convertible securities of Seller;

(vi)            incur any indebtedness for borrowed money, except in the ordinary course consistent with past practice, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others; or

(vii)           may make cash distributions to the Shareholders except for tax obligations of the Shareholders in the ordinary course consistent with past practices.

(b)             Seller will not, (i) take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2             Notices of Certain Events.  Shareholders will promptly notify the Purchaser of:

(a)             any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

(b)             any material notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c)             any material actions, suits, claims, investigations or proceedings commenced or, to the Seller’s Knowledge, threatened against, or relating to or involving or otherwise affecting Seller or that relate to the consummation of the transactions contemplated by this Agreement.

6.3             Other Filings.  Seller, Shareholders and Purchaser shall cooperate with each other (i) in determining whether any other action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

6.4             Budget; Transition Plan.  Prior to the Closing, Seller and Purchaser shall mutually agree upon an operating budget for the Businsess for the fiscal years ended December 31, 2007 and December 31, 2008 (the “Budget”).  The parties anticipate that Seller will operate under their current names for a period of time following the Closing, and that over a one year period following the Closing that Seller will transition to the Purchaser’s operational and financial technology.

6.5             Non-Competition Agreements.  At the Closing, Shareholders shall cause the employees and sales representatives of Seller listed on Schedule 6.5 to enter into to twelve (12) month non-competition agreements with the Purchaser in form and substance reasonably acceptable to the Purchaser.

6.6             Exclusivity.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article XII hereof, Shareholders shall not take or permit any other person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than Purchaser and Purchaser’s representatives) concerning any purchase of the Shares, any merger or recapitalization involving Seller, any sale of all or substantially all of the assets of Seller or similar transaction involving Seller (other than assets sold in the ordinary course of business).  Shareholders shall, and shall cause Seller and its officers, directors, managers, agents and representatives to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any purchase of the Securities, any merger or recapitalization involving Seller, any sale of all or substantially all the assets of Seller or other similar transaction.

ARTICLE VII
OTHER COVENANTS OF THE PARTIES

The parties hereto covenant and agree as follows:

7.1             Confidential Information; Non-Competition.

(a)             From and after the Closing, Shareholders shall keep secret and retain in confidence, and not use for the benefit of any person or entity other than Purchaser, all confidential matters and trade secrets known to him relating to the Business; provided, however, that the Shareholders may disclose such confidential matters or trade secrets if required by law or pursuant to an order from a court or governmental authority.

(b)             For a period of five (5) years after the Closing Date, each of the Shareholders and their respective affiliates shall not directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business:

(i)              engage or participate in any business activity that is directly or indirectly in competition with any of the commercial trucking services of Seller that exist on the Closing Date (other than as an owner of not more than one percent (1%) of the shares of stock of any publicly traded company),

(ii)             solicit, induce or attempt to solicit or induce any vendor or customer of Seller to terminate or otherwise cease its relationship with Seller, or

(iii)            recruit or solicit any person who is an employee or agent of Seller, other than any person who is not and has not been an employee or agent of Seller for a period of at least twelve (12) months.

(c)             If any Shareholders breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 7.1 (the “Restrictive Covenants”), the Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced against Shareholder by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser or the Companies, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity.

(d)             If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 7.1, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

7.2             Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by the Purchaser and the Shareholders; provided, however, that such restrictions shall not apply to any disclosure required by regulatory authorities, applicable law or the rules of any securities exchange which may be applicable.

7.3             Access to Records.  Purchaser agrees to permit Seller and its attorneys, accountants, agents and designees, such access to, and right to copy, such books and records as the Seller may deem reasonably necessary or reasonably desirable in connection with the defense of any actual or threatened litigation or the preparation of any tax returns of Seller.  Any such examination and copying shall be at the expense of Seller, shall be performed at the place where the books and records are regularly maintained by Purchaser and shall not unreasonably interfere with the normal business activities of Purchaser.

7.4             Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and to vest in the Purchaser good, valid and marketable title to the Purchased Assets, free and clear of any and all Liens and Encumbrances.  Seller and Purchaser each agree, and the Shareholders agree prior the Closing to cause Seller, and the Purchaser agrees after the Closing to cause Seller, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Purchaser good, valid and marketable title to the Purchased Assets, free and clear of any and all Liens and

Encumbrances.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1             Conditions to the Obligations of each Party.  The obligations of the Purchaser, Seller, and the Shareholders to consummate the Closing are subject to the satisfaction of the following conditions:

(a)             No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)             Each other party to this Agreement shall have executed and delivered each of the ancillary agreements to be entered into by it at Closing, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to Section 2.2.

8.2             Conditions to the Obligations of the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)             (i) Seller and Shareholders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Seller and Shareholders contained in this Agreement (without giving effect to any “materiality” or “material adverse effect” qualification or exception therein) at the time of its execution and delivery shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, and (iii) the Purchaser shall have received a certificate signed by the President of Seller and by the Shareholders to the foregoing effect.

(b)             Seller shall have received all of the consents, authorizations or approvals from the governmental agencies referred to in Section 4.4, in each case in form and substance reasonably satisfactory to the Purchaser, and no such consent, authorization or approval shall have been revoked, except where the failure to receive or maintain such consent, authorization or approval would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Seller or its business, properties, assets or condition.

(c)             No event or events shall have occurred since the date of this Agreement which would have, or is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Seller or its business, properties, assets or condition, other than those, if any, that result from actions or changes expressly permitted by, and the transactions contemplated by, this Agreement.

(d)             Purchaser shall be fully satisfied in its sole and absolute discretion with the results of its due diligence investigation of Seller and the Business.

8.3             Conditions to the Obligations of the Seller.  The obligation of the Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)             (i) the Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in this Agreement at the time of its execution and delivery shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, and (iii) the Shareholders shall have received a certificate signed by the President of Purchaser to the foregoing effect.

(b)             The Purchaser shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 5.2, in each case in form and substance reasonably satisfactory to the Seller, and no such consent, authorization or approval shall have been revoked, except where the failure to receive or maintain such consent, authorization or approval would not have, and is not reasonably likely to have, individually or in the aggregate,  a material adverse effect on the Seller.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1             Survival of Representations, Warranties and Covenants of Seller and Shareholders.  All representations and warranties of Seller and the Shareholders contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4.10 (Tax Matters) (the “Tax Representations”) and Section 4.19 (Environmental Matters) hereof shall survive for the period of any applicable statute of limitations plus thirty (30) days, at which time such representations and warranties shall terminate, and (ii) the representations and warranties set forth in Section 3.1 (Title), Section 4.1 (Organization), Section 4.3 (Capitalization), Section 4.17 (Title to Assets), and Section 4.27 (No Brokers) (collectively, the “Unlimited Representations”) shall survive indefinitely.  All covenants and other obligations of Seller and the Shareholders contained herein shall survive the execution and delivery of this Agreement and the Closing.  The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by the Purchaser with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  Each of Seller and the Shareholders acknowledge and agree that, notwithstanding Purchaser’s participation in the preparation and drafting of the Schedules to this Agreement or Purchaser’s knowledge of any facts which have failed to be disclosed or set forth on such Schedules, Purchaser shall have the right to rely fully upon the representations, warranties, covenants and obligations of Seller and the Shareholders contained in this Agreement or any agreement or instrument required to be delivered hereunder, and no presumption or burden of proof shall arise in favor of Seller or the Shareholders by virtue of such participation by Purchaser.

9.2             Survival of Representations, Warranties and Covenants of the Purchaser.  All representations and warranties of the Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 5.4 (Financial Solvency) and Section 5.5 (Restricted Stock) shall survive indefinitely.  All covenants and other obligations of the Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing.

ARTICLE X
INDEMNIFICATION

10.1           Indemnification by Seller and Shareholders.  Provided the Purchaser’s Indemnitees (as defined herein) claim therefor is instituted by written notice within the applicable time periods specified in Section 9.1 above, each of Seller and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless the Purchaser, its successors and assigns in interest, and each of their respective shareholders, directors, officers, and employees (the “Purchaser Indemnitees”) from and against any and all actual damages, awards, liabilities, judgments, payments, and other losses, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’ fees incurred in connection therewith, and all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration (“Losses”) that may be incurred or suffered by the Purchaser which may arise out of or result from the following:

(a)             any misrepresentation or breach of the representations and warranties contained in Article III hereof;

(b)             any misrepresentation or breach of the representations and warranties contained in Article IV hereof;

(c)             any breach of any covenant or agreement of Seller or any Shareholder contained in this Agreement (including, without limitation, the Restrictive Covenants);

(d)             any Taxes of Seller with respect to any period ending on or prior to the Closing Date, or the portion of any period ending on the Closing Date, and any Taxes of any person that Seller is liable for in a period ending on the Closing Date (or a portion of any  period ending on the Closing Date) as a result of joint and several liability as a transferee or successor, by contract, or otherwise;

(e)             any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller or the Shareholders (or any person acting on their behalf) in connection with the transactions contemplated by this Agreement;

(f)              any claim by any person for payment of any other expenses incurred by Seller or the Shareholders in connection with this Agreement and the transactions contemplated hereby; and

(g)             any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity.

10.2           Indemnification by Purchaser.  Provided the Seller Indemnitees (as defined herein) claim therefor is instituted by written notice within the time period specified in Section 9.2 above, the Purchaser shall indemnify, defend and hold harmless the Seller and its respective successors and assigns in interest (the “Seller Indemnitees”) from and against any Losses that may be incurred or suffered by the Seller which may arise out of or result from the following:

(a)             any misrepresentation or breach of the representations and warranties contained in Article V hereof;

(b)             any breach of any covenant or agreement of the Purchaser contained in this Agreement;

(c)             arising from any claim (including, without limitation, any product liability claim, whether such claim is for bodily injury, property damage or any other type of damage) in connection with the Business related to or arising from any act or omission occurring on or after the Closing Date; and

(d)             any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity.

10.3           Computation of Losses.  For purposes of calculating any Losses suffered by an Indemnified Party pursuant to Sections 10.1 or 10.2 hereof or under any other specific indemnification covenant contained in this Agreement, the amount of the Losses suffered by the Indemnified Party shall be the net amount of the Loss so suffered after giving effect to the aggregate value of any money or other assets with a readily determinable value (including, without limitation, proceeds of insurance) realized by the Indemnified Party in connection therewith.

10.4           Claims for Indemnification.  Whenever any claim shall arise for indemnification under this Article X, the Purchaser or the Seller and the Shareholders, as the case may be (the party seeking such indemnification, the “Indemnified Party”), shall promptly notify the other party or parties hereto (the party or parties from whom indemnification is sought, the “Indemnifying Party”), and such Indemnifying Party’s counsel pursuant to Section 12.1 herein, in writing (the “Indemnification Notice”) of the claim, which writing shall include the facts constituting the basis for such claim, the specific section of this Agreement upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party.  In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a “Third Party Claim”), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party.  The failure to give an Indemnification Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article X, and then only to the extent of such prejudice.  In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection.  Failure to timely object to such claims shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section 10.7 hereof.

10.5           Right of Set-Off.  Upon notice to the Seller specifying in reasonable detail the basis therefor, Purchaser may set-off any amount to which it may be entitled under this Article X against amounts otherwise payable by Purchaser under Section 1.3 hereof.  The exercise of a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 1.3 hereof.  Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

10.6           Defense by the Indemnifying Party.

(a)             In connection with any Third Party Claim, the Indemnifying Party may, upon written notice given to the Indemnified Party, assume the defense of any such Third Party Claim if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such Third Party Claim.  If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall select counsel to conduct the defense of such Third Party Claim, and at the sole cost and expense of the Indemnifying Party, shall take all steps it deems necessary or appropriate in the defense or settlement thereof.  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement or judgment includes a full release of the Indemnified Party from such Third Party Claim.  No settlement or compromise which seeks non-monetary damages which could have an adverse effect on the business or assets of the Indemnified Party shall be entered into without the consent of the Indemnified Party.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its own counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such Third Party Claim within thirty (30) days after the date it receives written notice of such Third Party Claim from the Indemnified Party: (i) the Indemnified Party may defend against such Third Party Claim in such manner as it may deem necessary or appropriate, including, but not limited to, settling such Third Party Claim so long as such settlement includes a full release of the Indemnifying Party from such Third Party Claim, on such terms as the Indemnified Party may deem appropriate; and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.

(b)             The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

10.7           Payment of Indemnification Obligation.  Upon a final determination of an indemnification claim made by the Indemnified Party, whereby such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final, non-appealable judgment of a court of competent jurisdiction, then the amount of the Losses stated in such claim or otherwise agreed to or determined, as the case may be, shall be paid in cash or by cashier’s check or by wire transfer of immediately available funds to the Indemnified Party.   All payments paid by Purchaser or Seller, as the case may be, under this Article X shall be treated as adjustments to the Purchase Price for all tax purposes.

10.8           Limitations.

(a)             Seller shall have no obligation to indemnify the Purchaser under Section 10.1 unless and until the aggregate amount of all Losses incurred or sustained by the Purchaser in respect thereof exceeds $100,000 (the “Deductible”), whereupon the Seller shall be obligated in respect of all Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses arising under or related to (i) Sections 10.1(a) or 10.1(b) due to a breach of the Tax Representations or the Unlimited Representations, or (ii)  Sections 10.1(d), 10.1(e), 10.1(f), 10.1(g), 10.1(h) or 14.11.

(b)             Seller shall have no obligation to indemnify the Purchaser under Section 10.1 for the aggregate amount of all Losses incurred or sustained by the Purchaser in respect thereof which exceed $4,000,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to Losses arising under or related to (i) Sections 10.1(a) or 10.1(b) due to a breach of the Tax Representations or the Unlimited Representations, or (ii)  Sections 10.1(d), 10.1(e), 10.1(f), 10.1(g), 10.1(h) or 14.11.

(c)             Subject to the foregoing and Section 10.3, an Indemnified Party shall be entitled to recover the full amount of any Losses incurred due to the matter for which indemnification is sought, including reasonable attorney’s fees incurred in connection therewith.  Except with respect to any Loss that is the result of fraud, intentional misrepresentation or willful misconduct on the part of the other party or any of its affiliates, each of the parties hereto agrees that, from and after the Closing, his or its sole and exclusive remedy with respect to any and all claims relating to breaches of covenants (other than the Restrictive Covenants), representations and warranties of this Agreement shall be indemnification pursuant to Article X; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement or the transactions contemplated hereby.

ARTICLE XI
OTHER AGREEMENTS AND COVENANTS

11.1           Transfer Taxes.  Any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible, stamp, or similar Taxes (collectively, “Transfer Taxes”) imposed on, or resulting from, the transfer of any Purchased Assets (including those Transfer Taxes imposed on Purchaser or the Purchased Assets) shall be shared equally by Seller and Purchaser.

11.2           Required Consents.

(a)             To the extent that the consents and approvals set forth in Schedule 4.4 and Schedule 4.11 of the Disclosure Schedule are not obtained by Seller, Seller will, during the sixty (60) day period commencing with the Closing Date, use reasonable efforts, at its own expense, to obtain such consents or approvals.  Purchaser shall reasonably cooperate with Seller to obtain such consents or approvals.  Without limiting the generality or effect of any provision of this Agreement, to the extent that any Contract to be transferred pursuant to the terms of this Agreement is not capable of being transferred without such consent or approval, nothing in this Agreement shall constitute a transfer or attempted transfer thereof.

(b)             To the extent that any of the consents and approvals set forth in Schedule 4.4 and Schedule 4.11 of the Disclosure Schedule are not obtained by Seller, Seller will, during the 60-day period commencing with the Closing Date or such longer period as Purchaser may reasonably request (but, as to any particular Contract, not longer than the term thereof), use commercially reasonable efforts with costs and expenses of Seller related thereto to be borne by Seller to (i) provide to Purchaser, at the request of Purchaser, the benefits (and the burdens) of the related Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits (and burdens) to Purchaser without incurring any obligation to any other person or entity other than to provide such benefits to Purchaser, and (iii) enforce, at the request of Purchaser for the account of Purchaser, any rights of Seller arising from the related Contract.  Purchaser shall reasonably cooperate with Seller in connection with the foregoing.  At the end of such 60-day period (or such longer period as Purchaser may reasonably request), Seller will have no further obligations hereunder with respect to any such Contract and the failure to obtain any required consent or approval with respect thereto will not be a breach of this Agreement; provided, that nothing contained in this Section 11.2(b) shall affect the liability of Seller, if any, pursuant to this Agreement for having failed to disclose the need for such consent or approval in Schedule 4.4 or Schedule 4.11 or to use reasonable efforts in accordance with the provisions hereof to obtain such required consent or approval.  Provided (and for so long as) Purchaser receives substantially all of the benefits of the related Contract not transferred to Purchaser hereunder, Purchaser shall perform the obligations of Seller under or in connection with such Contract for the benefit of the other party or parties thereto.

11.3           Post-Closing Access to Records/Cooperation.

(a)             Purchaser, on the one hand, and Seller and the Shareholders, on the other hand, shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liabilities for Taxes, or any other matter for which cooperation and assistance is reasonable requested.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance.  Purchaser, on the one hand, and Seller and the Shareholders, on the other hand, will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(b)             Each of Seller, the Shareholders and Purchaser agree that in the event after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each such party will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10).

11.4           Bulk Sale Waiver and Indemnity.  The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchaser, Seller and the Shareholders shall indemnify, defend and hold Purchaser Indemnified Parties harmless against any claims or damages resulting or arising from such waiver and failure to comply with applicable bulk sales laws, except such indemnity shall not apply with respect to claims and damages arising out of Assumed Liabilities.

11.5           Use of the Seller’s Name.  Seller and the Shareholders acknowledge and agree that all of Seller’s rights in and to, and ownership of, the name under which it is doing business and any names related or substantially similar thereto shall be transferred hereunder to Purchaser.  From and after the Closing, Seller and its affiliates shall be prohibited from using such names, except as necessary to effect the change of the name under which Seller is doing business or to evidence that such change has occurred.  Seller shall file all documents with the appropriate governmental authorities in the State of Utah (within five (5) business days after the Closing), and such other states in which Seller is qualified or registered to do business as a foreign corporation (within five (5) business days after the Closing), to change the name under which Seller is doing business to a name which does not contain the words “Transportation Management Group” or any other substantially similar words.

ARTICLE XII
EMPLOYEE MATTERS

12.1           Offers of Employment.   After the Closing, Purchaser agrees to make an offer of employment to substantially all employees of Seller (the “Potential Employees”), such offers to be effective as of the Closing Date (the “Hire Date”).  Seller gives its full authorization and consent for (i) Purchaser to make such offers of employment to the Potential Employees, and (ii) the Potential Employees to accept and commence employment with Purchaser on the Hire Date, at which time Seller shall terminate the employment of such Potential Employees.  Each of Seller and the Shareholders agree to assist Purchaser as reasonably requested by Purchaser in communicating any such offers of employment to the Potential Employees and arranging for Purchaser to meet with such employees regarding the offers.  All Potential Employees who accept employment with Purchaser will become employees of Purchaser effective as of the Hire Date (each a “Hired Employee”).  Potential Employees who do not accept employment with Purchaser will not become employees of the Purchaser.  Except with respect to any employment agreement that Purchaser may enter into with any Hired Employee, each Hired Employee shall be an employee at will subject to Purchaser’s employment policies.  Purchaser acknowledges that Seller is relying on this covenant for purposes of assessing its obligations to give notice of the transactions contemplated hereby to its employees or to take any other action under applicable laws.

12.2           Liabilities. Seller shall remain responsible at all times and Purchaser shall have no liability or responsibility for any Liabilities or other claims related to any suit, proceeding or claim brought by any of the Potential Employees relating to or arising from their employment with Seller or the termination of their employment with Seller.  Seller shall be solely responsible for all Liabilities for severance pay by any of the Potential Employees and any claims that the consummation of the transaction contemplated by this Agreement constitutes a termination or constructive termination of the employment of any of the Potential Employees.  Notwithstanding any other provision of this Agreement to the contrary, including any other indemnification provisions and limitations contained elsewhere in this Agreement, Seller and the Shareholders, jointly and severally, shall indemnify, reimburse, defend and hold harmless Purchaser from and against any and all claims, actions or proceedings for matters occurring on or prior to the Closing Date based upon, arising out of or otherwise in respect of any employment action or practice of Seller in connection with persons previously employed, employed or seeking to be employed by Seller, including, without limitation, claims, actions or proceedings relating to or arising under the Workers Adjustment and Retraining Notification Act of 1988 or any similar or successor federal, state or local law resulting from its actions under this Agreement or from its termination of employment of any of its employees.

12.3           Severance. Subject to compliance by Purchaser with its obligations under Section 14.11, Seller shall be solely responsible for all Liabilities for severance pay to any of the Potential Employees due as a result of their termination of employment with Seller.

12.4           Accrued Vacation Time. Purchaser hereby agrees to satisfy when due all obligations of Seller to provide accrued paid vacation (or pay in lieu thereof) to each Hired Employee solely to the extent such accrued vacation as of the Closing Date is reflected on Schedule 1.3.   Purchaser will give each Hired Employee credit under Purchaser’s vacation policies, for purposes of eligibility and entitlement to benefits, for such Hired Employee’s service with Seller prior to the Closing to the extent such service was credited under Seller’s policies.

12.5           Employee Benefit Plans.  Purchaser shall not adopt or assume any of Seller’s Employee Benefit Plans listed on Schedule 4.14.  Seller and Purchaser agree to furnish each other with such information concerning the Potential Employees and Hired Employees, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated herein.  Purchaser may adopt and provide for Hired Employees such employee benefit plans as it may determine in its sole discretion.

ARTICLE XIII
TERMINATION

13.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)             by written agreement of Seller, the Shareholders and the Purchaser;

(b)             by either the Seller or the Purchaser if the Closing shall not have been consummated on or before May 18, 2007; provided, however, that such termination right shall not be available to a party that has failed to fulfill its obligations under this Agreement or whose actions or omissions have been a significant cause of the Closing not occurring on or before such date;

(c)             by the Purchaser if any of the conditions in Section 8.1 or Section 8.2 is or becomes impossible (other that through failure of the Purchaser to fulfill its obligations under this Agreement) and the Purchaser has not waived in writing such condition on or before the Closing;

(d)             by the Seller if any of the conditions in Section 8.1 or Section 8.3 is or becomes impossible (other that through failure of the Seller to fulfill its obligations under this Agreement) and the Seller has not waived in writing such condition on or before the Closing; or

(e)             by either the Seller or the Purchaser if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses (b) or (e) shall give notice of such termination to the other parties.

13.2           Effect of Termination.  If this Agreement is terminated as permitted by Section 13.1, such termination shall be without liability of either party (or any shareholder, member, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such failure or breach.  The provisions of Sections 6.4 (Confidentiality), 14.1 (Notices), 14.2 (Entire Agreement), 14.3 (Governing Law and Venue), and 14.11 (Expenses) shall survive any termination of this Agreement pursuant to this Article XIII.

ARTICLE XIV
MISCELLANEOUS

14.1           Notices.  All notices, waiver, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed as follows:

if to the Purchaser:	Echo/TMG Holdings, LLC
c/o Echo Global Logistics, Inc.
600 West Chicago Ave.
Suite 830
Chicago, Illinois 60610
Attention: Orazio Buzza
Fax: (773) 326-0807

with a copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Richard E. Ginsberg
Fax: (312) 558-5700

if to the Seller:	Transportation Management Group
2700 Homestead Road, Unit 201
Park City, Utah 84098

with a copy to:	Hitchcock, Bowman & Schachter
Suite 1030 Del Amo Boulevard
Torrance, California 90503-3579
Attention: Robert Schachter
Fax: (310) 540-8734

if to the Shareholders:	Walter Buster Schwab
c/o Transportation Management Group
2700 Homestead Road, Unit 201
Park City, Utah 84098

and to:	Ryan Renne
c/o Transportation Management Group
2700 Homestead Road, Unit 201
Park City, Utah 84098

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address.  In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter.  Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

14.2           Entire Agreement.  This Agreement (including without limitation the schedules and exhibits hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto are intended to embody the final, complete and exclusive agreement among the parties with respect to the sale of the Purchased Assets and related transactions; are intended to supersede all prior letters of intent, agreements, understandings and representations (whether written or oral) with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

14.3           Governing Law and Venue.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE, AND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.  ANY SUIT BROUGHT HEREON AND ANY AND ALL LEGAL PROCEEDINGS TO ENFORCE THIS AGREEMENT, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS SITTING IN THE STATE OF ILLINOIS, THE PARTIES HERETO HEREBY WAIVING ANY CLAIM OR DEFENSE THAT SUCH FORUM IS NOT CONVENIENT OR PROPER.  EACH PARTY HEREBY AGREES THAT ANY SUCH COURT SHALL HAVE IN PERSONAM JURISDICTION OVER IT, CONSENTS TO SERVICE OF PROCESS IN ANY MANNER PRESCRIBED IN SECTION 14.1 OR IN ANY OTHER MANNER AUTHORIZED BY ILLINOIS LAW, AND AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER SPECIFIED BY LAW.

14.4           Binding Effect.  This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives.  Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party.

14.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  A facsimile signature shall be acceptable as an originally executed signature for all purposes of this Agreement.  In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

14.6           Further Assurances.  Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the other agreements delivered in connection herewith.

14.7           Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

14.8           Gender; Tense, Etc.  Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

14.9           Severability.  In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

14.10         No Third Party Rights.

(a)             Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties to it and their respective successors in interest and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(b)             No provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Seller and no provision shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by the Purchaser or any of its affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Benefit Plan.

14.11         Expenses.  Except as otherwise set forth in this Agreement, Seller and the Shareholders, on the one hand, and Purchaser, on the other hand, will each bear their own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein; provided, however, that Seller and the Shareholders shall be solely responsible for (i) any legal, accounting or other costs or expenses incurred by Seller or any Shareholder in connection with this Agreement and the transactions contemplated hereby and (ii) any brokers’, finders’ or referral fees payable by Seller or any Shareholder in connection with the transactions contemplated hereby.

14.12         Amendments; No Waivers.

(a)             Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by the Purchaser, Seller and the Shareholders.  Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound.

(b)             No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other of further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14.13         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

14.14         Guaranty.  Echo hereby irrevocably and unconditionally guarantees (the “Guaranty”) to Seller the full and timely payment of any amounts payable and the prompt performance of all obligations of Purchaser under this Agreement (for purposes of this Section 20, the “Obligations”) when and as the same shall become due hereunder.  The Guaranty is a guarantee of payment and performance and not of collection only.  Seller acknowledges and agrees that the Obligations are subject to and shall be determined in accordance with the express terms and conditions of this Agreement.  The liability of Echo under the Guaranty is absolute and unconditional and the Guaranty shall be binding upon Echo and its successors and assigns, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Echo may have against Seller hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, that any claim under the Guaranty against Echo shall be subject to, and Echo shall have available to it in defense of any such claim, any and all of Purchaser’s rights and defenses (including rights of set-off or deduction), whether arising hereunder or otherwise, in respect of any such claim.  Echo agrees that the Guaranty may be enforced by Seller without the necessity at any time of resorting to or exhausting any other remedy or without the necessity at any time of having recourse to this Agreement.  Echo waives any right now or hereafter existing requiring Seller, as a condition to proceeding against Echo, to proceed against Purchaser or any other person.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER:

ECHO/TMG HOLDINGS, LLC

By:	Echo Global Logistics, Inc., its sole member

By:	/s/ Douglas R. Waggoner
Name:	Douglas R. Waggoner
Its:	Chief Executive Officer

SELLER:

MOUNTAIN LOGISTICS, INC. d/b/a TRANSPORTATION MANAGEMENT GROUP

By:	/s/ Buster Schwab
Name:	Buster Schwab
Its:	President

SHAREHOLDERS:

/s/ Walter W. Schwab
Walter Buster Schwab

/s/ Ryan Renne
Ryan Renne

[Signature Page to Asset Purchase Agreement]

The undersigned is hereby executing and delivering this Agreement solely for the purpose of agreeing to the provisions of and accepting any obligations under Section 14.14 hereof.

ECHO:

ECHO GLOBAL LOGISTICS, INC.

By:	/s/ Douglas R. Waggoner
Name:	Douglas R. Waggoner
Its:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]